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                                                                    Exhibit 23.1


                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Lycos, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-47677, 333-51593 and 333-61821) on Form S-8 and the registration statements (Nos. 333-47679, 333-51591, 333-60101 and 333-61413) on Form S-3 of Lycos, Inc.
of our report dated August 18, 1998 except for the restatement related to acquired in-process technology referred to in Note 1, as to which the date is March 22, 1999 relating to the consolidated balance sheets of Lycos, Inc. as of July 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1998, which report appears in the July 31, 1998, annual report on Form 10-K/A of Lycos, Inc.


                                        /s/ KPMG Peat Marwick LLP
Boston, Massachusetts
April 15, 1999